As filed with the Securities and Exchange Commission on December 8, 2015

Registration No. 333- 186011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	27-0005456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, Colorado 80202

(303) 925-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nancy K. Buese

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, Colorado 80202

(303) 925-9200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Alan Beck

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale to the public:

Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, File No. 333-186011 (the “Registration Statement”), as originally declared effective by the Securities and Exchange Commission (the “Commission”) on January 29, 2013, pertaining to the registration of 19,954,389 common units representing limited partner interests in MarkWest Energy Partners, L.P. (the “Registrant” or the “Partnership”) is filed by the Registrant, and deregisters all unsold securities registered for issuance under the Registration Statement.

On July 11, 2015, the Partnership entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MPLX LP (“MPLX”), MPLX GP LLC, the general partner of MPLX (“MPLX GP”), Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”), and, for certain limited purposes set forth in the Merger Agreement, Marathon Petroleum Corporation, the parent of MPLX GP. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a wholly owned subsidiary of MPLX. After the Merger, the Partnership’s common units will cease to be publicly traded.

As a result of the Merger, the selling unitholder identified in the Registration Statement has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-186011, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings of the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 8th day of December, 2015.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

By:	MARKWEST ENERGY GP, L.L.C.,
its General Partner

By:	/s/ NANCY K. BUESE
Name:	Nancy K. Buese
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

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